Exhibit 99.1

BG Medicine Reports First Quarter 2015 Financial Results

Net Loss Reduced by 38% and Operating Cash Burn Cut by 42% from First Quarter 2014

Outlook Improved for 2015

WALTHAM, Mass., May 14, 2015 (GLOBE NEWSWIRE) — BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, today reported financial results for the first quarter of 2015.

“We continue to prepare for the U.S. market introduction of automated galectin-3 testing,” said Paul R. Sohmer, M.D., President and Chief Executive Officer of BG Medicine. “To this end, we continue to manage our operating expenses and reduce our operating cash burn, we continue to build the case for galectin-3, we have updated our agreement with Abbott Laboratories and we have closed on the first tranche of a financing to provide resources to support our role in the imminent U.S. market introduction of automated galectin-3 testing.”

First Quarter 2015 Financial Results

The Company reported net loss for the first quarter of $1.3 million, a 38% improvement from the $2.2 million net loss reported in the prior year quarter, on total revenues of $437,000 versus total revenues of $739,000 in the first quarter of 2014.

The decline in total revenues principally reflected a decrease from the prior year quarter in product revenues generated from the sale of our manual micro-titer plate platform BGM Galectin-3 Test. The decrease in product revenues resulted from a $353,000 decline in orders from our largest clinical laboratory customer and was partially offset by increased sales of our BGM Galectin-3 Test across all other laboratory customer segments.

Operating expenses for the first quarter declined by 37%, or $894,000, from the prior year quarter. This decline in operating expenses primarily resulted from a decrease in sales and marketing expense of $496,000 and a decrease in general and administrative expense of $321,000 that, in both cases, was primarily due to reductions in personnel, travel expenses and professional fees. These reductions were net of costs incurred in connection with the workforce reduction initiated in the fourth quarter of 2014.

Net loss per share was $0.04 in the first quarter as compared to $0.08 in the first quarter of 2014. Cash burn from operating activities decreased by $1.0 million, a 42% decrease, to $1.4 million in the first quarter of 2015 compared to an operating cash burn of $2.4 million in the first quarter of 2014.

Continuing to Build the Case for Galectin-3

During the first quarter, BG Medicine filed a 510(k) premarket notification with the FDA to obtain regulatory clearance in the U.S. to market a new indication for clinical use of the BGM Galectin-3 Test and announced the publication of a landmark study reporting clinical outcome results from the BG Medicine-sponsored BioImage Study. In addition, in the first quarter of 2015, the role of galectin-3 testing in cardiovascular disease and related disorders was the subject of 20 papers that were published in peer-reviewed medical and scientific journals, and 7 presentations at the American College of Cardiology Scientific Sessions annual meeting.

Amendment to Abbott Agreement

On May 8, 2015, in anticipation of the U.S. market launch of the Abbott Laboratories (Abbott) ARCHITECT® Galectin-3 assay, BG Medicine amended its license and development agreement with Abbott. As Abbott takes the final steps toward making the assay available in the U.S., BG Medicine and Abbott amended the agreement due to market dynamic considerations since the Galectin-3 assay first began development in 2009.

Private Placement Financing

On May 12, 2015, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain of the Company’s principal stockholders. Pursuant to the terms and subject to the conditions contained in the Purchase Agreement, the Company issued and sold to these shareholders secured convertible promissory notes in aggregate principal amount of $500,000. In addition and pursuant to the terms of the Purchase Agreement, and subject to the approval of the Company’s stockholders at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and the satisfaction or waiver of other closing conditions, the Company has agreed to issue and sell to these shareholders $2,000,000 of shares of newly created Series A Preferred Stock, $0.001 par value per share, of the Company at the second closing to be held following the Company’s 2015 Annual Meeting. For more information regarding the financing, please refer to the Company’s Current Report on Form 8-K.

Outlook for the Remainder of 2015

“In light of the following developments, we expect to reverse the sequential decline in revenues that we have experienced over the last three quarters: 1) Orders from our largest clinical laboratory customer appear to have stabilized; 2) We are experiencing modest revenue growth from our sales to the majority of our clinical laboratory customers; 3) Although sales related to independent research studies are difficult to predict, we are currently experiencing modest revenue growth from this segment, and; 4) We anticipate recognizing incremental revenues from the U.S. market introduction of automated galectin-3 testing in the latter half of 2015. For the full year 2015, we continue to expect to decrease our operating cash burn as compared to 2014. We believe that closing on the $2.0 million second tranche of our May 12, 2015 private placement financing, subject to receipt of shareholder approval, will extend our runway into 2016.”

Conference Call and Web Cast

The Company will host a conference call and webcast today, May 14, 2015, beginning at 8:30 am Eastern Time. The conference call may be accessed by dialing (877) 845-1016 from the U.S. and Canada, or (708) 290-1155 from international locations. The conference call will also be available via the Internet at www.bg-medicine.com. Listeners are encouraged to login at least 15 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software.

About BG Medicine

BG Medicine, Inc. (Nasdaq:BGMD), the developer of the BGM Galectin-3® Test, is focused on the development and delivery of diagnostic solutions to aid in the clinical management of heart failure and related disorders. For additional information about BG Medicine, heart failure and galectin-3 testing, please visit www.bg-medicine.com.

The BG Medicine Inc. logo is available for download here

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements made in the second paragraph and in the section captioned “Outlook for the Remainder of 2015”. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, our cash position; our ability to raise sufficient capital to continue our operations and grow our business; our ability to obtain stockholder approval to close the second tranche of our private placement financing and to implement a reverse stock split; our ability to continue as a going concern; our history of operating losses; the limited public float and trading volume of our common stock and volatility in our stock price; our ability to regain and maintain compliance with the continued listing requirements of The NASDAQ Capital Market; the ability of our automated partners to successfully develop, market, commercialize and achieve widespread market penetration for their automated galectin-3 tests; our estimates of future performance, including the expected timing of the market introduction of automated galectin-3 tests by our automated partners; our ability to conduct the clinical studies required for regulatory clearance or approval and to demonstrate the clinical benefits and cost-effectiveness to support commercial acceptance of our products; the timing, costs and other limitations involved in obtaining regulatory clearance or approval for any of our products; our ability to maintain product fees from our automated partners to generate sufficient profit margins; our ability to provide sufficient evidence of clinical utility for our galectin-3 test and to differentiate it from competing cardiovascular diagnostics tests; our ability to successfully market, commercialize and achieve widespread market penetration for our cardiovascular diagnostic tests; our ability to generate sufficient product revenue to sustain our commercial diagnostics business; our expectations regarding the impact on our galectin-3 test sales as a result of focusing our sales efforts on the hospital readmissions problem and associated penalties facing hospitals and health care providers; the potential benefits of our products over current medical practices or other diagnostics; our ability to successfully develop, receive regulatory clearance or approval, commercialize and achieve market acceptance for any of our products; willingness of third-party payors to reimburse for the cost of our tests at prices that allow us to generate sufficient profit margins; our reliance on third parties to develop and distribute our products, including our ability to enter into collaboration agreements with respect to our products and the performance of our collaborative partners under such agreements; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; the expected timing, progress or success of our research and development and commercialization efforts; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; our ability to retain qualified personnel; and other factors discussed in the Company’s most recent Annual Report on Form 10-K as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission or otherwise made public. All information in this press release is as of the date of the release, and BG Medicine undertakes no duty to update this information unless required by law.

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2015	2014
	(in thousands, except share and per share data)
Product revenues	$437	$739

Costs and operating expenses:
Product costs	149	248
Research and development	483	560
Selling and marketing	192	688
General and administrative	869	1,190

Total costs and operating expenses	1,693	2,686

Loss from operations	(1,256)	(1,947)
Interest income	—	2
Interest expense	(92)	(233)
Other expense	—	(1)

Net loss	$(1,348)	$(2,179)

Net loss per share - basic and diluted	$(0.04)	$(0.08)

Weighted-average common shares outstanding used in computing per share amounts - basic and diluted	34,559,173	27,936,530

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Balance Sheets

	March 31, 2015	December 31, 2014
	(in thousands, except share and per share data)
Assets
Current assets
Cash	$1,612	$4,123
Accounts receivable	132	174
Inventory	280	400
Prepaid expenses and other current assets	249	154

Total current assets	2,273	4,851

Property and equipment, net	103	117
Intangible assets, net	120	135
Deposits and other assets	94	126

Total assets	$2,590	$5,229

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities
Term loan	1,856	2,960
Accounts payable	579	695
Accrued expenses	615	906
Other current liabilities	20	18

Total current liabilities	3,070	4,579

Other liabilities	86	93

Total liabilities	3,156	4,672

Total stockholders’ (deficit) equity	(566)	557

Total liabilities and stockholders’ (deficit) equity	$2,590	$5,229

BG Medicine, Inc. and Subsidiary

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
	2015	2014
	(in thousands)

Net cash flows used in operating activities	(1,391)	(2,379)

Net cash flows used in financing activities	(1,120)	(1,119)

Net decrease in cash	(2,511)	(3,498)

Cash, beginning of period	4,123	7,751

Cash, end of period	$1,612	$4,253

Contact:

Stephen Hall, EVP & Chief Financial Officer

(781) 890-1199